EXHIBIT 10.74

AMENDMENT

to the
STOCK PURCHASE AGREEMENT

This Amendment to the Stock Purchase Agreement (this “Amendment”), dated as of November 18, 2004, by and among Pinnacle West Capital Corporation, an Arizona corporation (“PNW”), El Dorado Investment Company, an Arizona corporation (“El Dorado” and, together with PNW, the “Seller Parties”), and USEC Inc., a Delaware corporation (“Purchaser”). The Seller Parties and Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties are also parties to that certain Stock Purchase Agreement, dated as of July 29, 2004 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to reflect the Parties’ agreement as to certain matters set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment and the Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.	Terms used herein and not defined herein shall have the meanings ascribed them in the Agreement.

2.	Section 1.1 of the Agreement is hereby amended by inserting the following terms in the appropriate alphabetical order:

"Assumed Margin Amount” means the present value of $1,173,000 (as calculated pursuant to Schedule 2.8(c)(ii)), as of the date of the event giving rise to the need to calculate the Assumed Margin Amount and assuming a discount rate of 10%, which represents the Parties’ agreed-upon estimate of the present value of the net margin anticipated as of the Closing Date on NAC Consulting business (other than net margin resulting from the Existing NMMSS Contract) for calendar years 2006 through 2008 as if the Existing NMMSS Contract had been formally extended for three (3) years on terms and conditions consistent with the NMMSS Base Contract Terms.

"Contingent Contract Payment” has the meaning set forth in Section 2.8(c)(i).

"Contingent Contract Payment Threshold” has the meaning set forth in Section 2.8(e)(iii).

"Contingent Extension Payment” has the meaning set forth in Section 2.8(d).

"Contingent Payment” means a Contingent Contract Payment, Contingent Extension Payment, Contingent Sale Payment or Contingent Termination Payment, as applicable.

"Contingent Sale Payment” has the meaning set forth in Section 2.8(e)(vii).

"Contingent Termination Payment” has the meaning set forth in Section 2.8(h).

"Covered Period” means the period beginning on the Closing Date and ending on the earlier of (i) the date a Contingent Sale Payment becomes payable to El Dorado, and (ii) March 31, 2006; provided, that, if the Covered Period would otherwise expire on March 31, 2006 and on such date the Subsidiary has a pending NMMSS Contract Offer for a NMMSS Follow-On Contract before a Requesting Agency, the Covered Period will be extended until such time as either (i) the Subsidiary and the Requesting Agency execute such NMMSS Follow-On Contract or (ii) such NMMSS Contract Offer is rejected or has expired and Purchaser gives written notice to the Seller Parties that the Subsidiary in good faith has determined that it will not submit another NMMSS Contract Offer in connection therewith.

"Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Seller Parties, Purchaser and Wachovia Bank, National Association, a national banking association, as Escrow Agent.

"Escrow Earnings” has the meaning set forth in Section 2.8(j).

"Escrow Funds” has the meaning given it in the Escrow Agreement.

"Estimated Payment Notice” means a written notice of a proposed Contingent Payment amount, together with reasonable detail as to how the proposed amount was determined.

"Excess Escrow Funds” has the meaning set forth in Section 2.8(i)(iv).

"Existing NMMSS Contract” means Contract No. DE-AC03-98SF21544, dated September 28, 1998, as amended, between the Subsidiary and the DOE.

"Final NMMSS Award Date” has the meaning set forth in Section 2.8(e)(iv).

"Interim OCI Waiver” shall mean a written waiver granted by each of DOE and NRC to the Subsidiary with respect to any Organizational Conflict of Interest under the Existing NMMSS Contract arising out of Purchaser’s ownership of the Subsidiary after the Closing or Purchaser’s status as an NRC licensee, on terms and conditions that are, in Purchaser’s sole discretion, commercially reasonable.

"NAC Consulting” has the meaning set forth in Section 2.8(e)(ii).

"NAC Consulting Sale” has the meaning set forth in Section 2.8(e)(ii).

"NAC Sale” has the meaning set forth in Section 2.8(e)(viii).

"Net Proceeds” means, with respect to a NAC Consulting Sale, (i) the sum of (A) the cash, market value of marketable equity securities or interests, fair value of unmarketable equity securities or interests, and face amount of straight and convertible debt instruments or obligations issued to Purchaser or any Affiliate of Purchaser in connection with the NAC Consulting Sale, (B) the amount of indebtedness (excluding trade payables) of the Company or the Subsidiary assumed directly or indirectly by the acquiring Person or any Affiliate of the acquiring Person in connection with the NAC Consulting Sale and (C) the value of any contingent payment obligations, including earn-outs, when and if actually received by Purchaser, less (ii) Transaction Costs.

"NMMSS Base Contract Terms” has the meaning set forth in Section 2.8(b).

"NMMSS Contract Offer” has the meaning set forth in Section 2.8(b).

"NMMSS Contract Solicitation” has the meaning set forth in Section 2.8(b).

"NMMSS Follow-On Contract” has the meaning set forth in Section 2.8(b).

"NMMSS Losses” means those losses incurred by the Subsidiary in connection with the termination of the Existing NMMSS Contract, including the related severance costs actually incurred by the Subsidiary; the present value of the loss of fees to be earned by the Subsidiary under the Existing NMMSS Contract; the direct and indirect costs previously allocated to the Existing NMMSS Contract that will no longer be covered, after taking into account any cost reduction measures taken by the Subsidiary; and the present value of the reduced net margin on other NAC Consulting business expected to be achieved in calendar years 2006 through 2008 as compared to the Assumed Margin Amount (as calculated in accordance with Schedule 2.8(c)(ii)).

"NMMSS Program Services” means the services being performed by the Subsidiary under the scope of work of the Existing NMMSS Contract as of the Closing.

"Requesting Agency” has the meaning set forth in Section 2.8(b).

"Restricted Sale Period” has the meaning set forth in Section 2.8(e)(i).

"Sale Consent” has the meaning set forth in Section 2.8(e)(ii).

"Transaction Costs” means, with respect to a NAC Consulting Sale, transaction costs, including, but not limited to, fees of attorneys’, financial advisors, accountants, consultants and other advisors incurred in connection with such transaction, including any costs of transferring NAC Consulting to a separate legal entity.

3. Section 2.2 of the Agreement is hereby amended and restated as follows:

The purchase price for the Company Shares will be cash in the amount of Ten Million Dollars ($10,000,000) plus up to Six Million Dollars ($6,000,000) payable in whole or in part upon the terms and conditions set forth in Section 2.8 (collectively, the “Purchase Price”), subject to adjustment as determined pursuant to the provisions of Section 2.7.

4.	Section 2.5 of the Agreement is hereby amended by deleting the word “and” at the end of Section 2.5(o), by designating the original Section 2.5(p) as Section 2.5(q), and by adding a new Section 2.5(p) as follows:

(p)	the Escrow Agreement, duly executed by the Seller Parties; and

5. Section 2.6(d) of the Agreement is hereby amended and restated as follows:

payment by wire transfer of immediately available U.S. funds to the bank account designated by the Seller Parties in writing no later than five (5) Business Days prior to the Closing in the amount of Ten Million Dollars ($10,000,000), plus or minus, as applicable, the Estimated Working Capital Adjustment;

6.	Section 2.6 of the Agreement is hereby further amended by deleting the word “and” at the end of Section 2.6(e), by designating the original Section 2.6(f) as Section 2.6(g), and by adding a new Section 2.6(f) as follows:

(f) the Escrow Agreement, duly executed by Purchaser; and

7. The Agreement is hereby amended by adding a new section after Section 2.7 as follows:

2.8 Contingent Payment.

(a) Escrow Agreement. Concurrently with the Closing, the Seller Parties and Purchaser will enter into the Escrow Agreement and, pursuant thereto, Purchaser will deliver to the escrow agent thereunder the sum of Six Million Dollars ($6,000,000) to fund the Contingent Payment, to the extent payable, on the terms and subject to the conditions set forth in this Section 2.8.

(b) Bid for NMMSS Follow-On Contract. Subject to Section 2.8(e), Purchaser agrees that, during the Covered Period, it will cause the Subsidiary, or any successor to the Subsidiary, unless prohibited by the DOE and/or other applicable governmental agency (the “Requesting Agency”), to make in response to each Requesting Agency request for bid, proposal or other solicitation of an offer to perform all or a significant portion of the NMMSS Program Services (a “NMMSS Contract Solicitation”) a good faith, timely bid, proposal or similar offer (a “NMMSS Contract Offer”) for a contract to perform such NMMSS Program Services (each, a “NMMSS Follow-On Contract”), on terms that are commercially reasonable and, to the extent consistent with the related NMMSS Contract Solicitation, meet the terms and conditions set forth in Schedule 2.8(b) hereto (the “NMMSS Base Contract Terms”), and, if so requested by the Requesting Agency, to engage in good faith negotiations with the Requesting Agency for each such NMMSS Follow-On Contract; provided, that nothing herein will preclude Purchaser from bidding or proposing or negotiating commercially reasonable terms other than the NMMSS Base Contract Terms to the extent necessary, in Purchaser’s commercially reasonable judgment, to help improve the Subsidiary’s chances of securing a NMMSS Follow-On Contract; provided, further, that nothing herein will preclude Purchaser from teaming with one or more Persons in making a NMMSS Contract Offer to the extent necessary, in Purchaser’s sole discretion, to improve the Subsidiary’s chances of securing a NMMSS Follow-On Contract; and provided, further, that Purchaser will have no obligation to make a NMMSS Contract Offer in response to a NMMSS Contract Solicitation if the Existing NMMSS Contract is terminated by the DOE prior to September 30, 2005 and Purchaser reasonably concludes that it is not commercially reasonable under the circumstances for the Subsidiary to pursue a NMMSS Follow-On Contract. Purchaser will provide the Seller Parties with a draft of each NMMSS Contract Offer and, to the extent practicable, give the Seller Parties a reasonable opportunity to comment thereon.

(c) Execution of NMMSS Follow-On Contract.

(i) In the event that, in response to a NMMSS Contract Offer made during the Covered Period, the Subsidiary and a Requesting Agency execute one or more NMMSS Follow-On Contracts on terms and conditions that, in the reasonable judgment of Purchaser, collectively result (upon consideration of the economic benefits accruing under the base contract term but not beyond December 31, 2009) in an economic benefit to the Subsidiary that is at least as favorable to the Subsidiary as if the Existing NMMSS Contract had been formally extended for three (3) years on terms and conditions consistent with the NMMSS Base Contract Terms, then, within ten (10) Business Days of any such mutual execution and delivery of a NMMSS Follow-On Contract(s), payment will be made to El Dorado in an amount equal to Six Million Dollars ($6,000,000) less any amounts paid to El Dorado pursuant to Section 2.8(d) or Section 2.8(h) (such payment, including as it may be reduced pursuant to Section 2.8(c)(ii), the “Contingent Contract Payment”) pursuant to the Escrow Agreement, if the Escrow Agreement has not been terminated, or, if the Escrow Agreement has been terminated, directly by Purchaser.

(ii) In the event that, in response to a NMMSS Contract Offer made during the Covered Period, the Subsidiary and a Requesting Agency execute one or more NMMSS Follow-On Contracts on terms and conditions that, in the reasonable judgment of Purchaser, collectively result (upon consideration of the economic benefits accruing under the base contract term but not beyond December 31, 2009) in an economic benefit to the Subsidiary that is less favorable to the Subsidiary than if the Existing NMMSS Contract had been formally extended for three (3) years on terms and conditions consistent with the NMMSS Base Contract Terms, then El Dorado will be entitled to payment of an equitably reduced Contingent Contract Payment (if, after the equitable reduction, the Contingent Contract Payment amount is a positive amount), which reduction will reflect, among other things: the severance costs actually incurred by the Subsidiary as a result of the reduced scope of the NMMSS Follow-On Contract(s); the present value of the reduction in fees to be earned by the Subsidiary under the Existing NMMSS Contract; the direct and indirect costs previously allocated to the Existing NMMSS Contract that will no longer be covered, after taking into account any cost reduction measures taken by the Subsidiary; and the present value of the reduced net margin on other NAC Consulting business expected to be achieved in calendar years 2006 through 2008 as compared to the Assumed Margin Amount (as calculated in accordance with Schedule 2.8(c)(ii)). Within ten (10) Business Days of any such mutual execution and delivery of one or more such NMMSS Follow-On Contracts, Purchaser will deliver to the Seller Parties an Estimated Payment Notice, including a copy of the NMMSS Follow-On Contract(s). Thereafter, the Parties will follow the resolution and payment procedures set forth in Section 2.8(f) and Section 2.8(g).

(iii) If the Subsidiary will share the financial benefits of any NMMSS Follow-On Contract with one or more Persons (other than a subsidiary of Purchaser) pursuant to a teaming arrangement in which the Subsidiary is participating (whether as the prime contractor on behalf of the other Persons in such arrangement or as a subcontractor of another Person serving as the prime contractor), only the financial benefits accruing to the Subsidiary will be considered in determining the Contingent Contract Payment. The Seller Parties will be entitled to a percentage of the Contingent Contract Payment that would have been payable had no such teaming arrangement occurred and such percentage will correspond to the percentage of the economic benefit under the NMMSS Follow-On Contract allocable to the Subsidiary, as compared to the economic benefit to the Subsidiary under such NMMSS Follow-On Contract had no such teaming arrangement occurred.

(d) Extension of Existing NMMSS Contract. In the event that the DOE extends the Existing NMMSS Contract or any portion thereof more than three (3) months beyond September 30, 2005, then El Dorado will be entitled to a payment (the “Contingent Extension Payment”) that equitably reflects the value of such extension from September 30, 2005, consistent with the terms of this Section 2.8, including but not limited to the reduction factors listed in Section 2.8(c)(ii), and which will not exceed Six Million Dollars ($6,000,000). Within ten (10) Business Days of the Subsidiary’s receipt of notice of any such extension, Purchaser will promptly deliver to the Seller Parties an Estimated Payment Notice, including the terms of the extension. Thereafter, the Parties will follow the resolution and payment procedures set forth in Section 2.8(f) and Section 2.8(g). The maximum Contingent Contract Payment payable pursuant to Section 2.8(c) will be reduced by the amount of any Contingent Extension Payment made pursuant to this Section 2.8(d).

(e) Sale or Transfer Events.

(i) During the period (the “Restricted Sale Period”) from and after the Closing until the earlier of (A) expiration of the Covered Period and (B) such time as one or more Contingent Contract Payments, Contingent Extension Payment and/or Contingent Termination Payment that, when taken together, equal or exceed Three Million Dollars ($3,000,000) (the “Contingent Contract Payment Threshold”) have been paid or are payable to El Dorado, Purchaser may not enter into, or permit the Company or the Subsidiary to enter into, an agreement (x) relating to a NAC Consulting Sale (as defined below) with any Person, or (y) to assign or otherwise transfer all or any portion of the Existing NMMSS Contract to any Person, except as set forth in this Section 2.8(e); provided that Purchaser will be permitted to transfer all or any portion of NAC Consulting (as defined below), including the Existing NMMSS Contract, to a direct or indirect wholly-owned subsidiary of Purchaser to help facilitate a possible NAC Consulting Sale, in which event references to the Subsidiary in this Section 2.8 will also be deemed to refer to such transferee, as applicable. After the expiration of the Restricted Sale Period, there will be no limitations on Purchaser’s ability to take any of the actions described in (x) and (y) above, and no Contingent Sale Payment (as defined below) or other payment will be payable in connection therewith, except pursuant to Section 2.8(e)(iii) or Section 2.8(e)(iv).

(ii) During the Restricted Sale Period, subject to Section 2.8(e)(iv), Purchaser will be entitled to sell (a “NAC Consulting Sale”), directly or indirectly, all or substantially all of the Subsidiary’s consulting line of business (which includes, but is not limited to, those assets associated with the administration of the Existing NMMSS Contract) (“NAC Consulting”) only with the prior written consent of the Seller Parties (which consent will not be unreasonably withheld, conditioned or delayed) (a “Sale Consent”).

(iii) Upon the closing of a NAC Consulting Sale pursuant to an agreement or agreements of sale executed by the prospective purchaser or purchasers prior to the expiration of the Restricted Sale Period (unless, between such execution and closing, payments owing to El Dorado pursuant to this Section 2.8 will have reached the Contingent Contract Payment Threshold, whereupon no Contingent Sale Payment will thereafter be payable pursuant to this Section 2.8(e) or otherwise), El Dorado will be entitled to cash in an amount equal to (A) Three Million Dollars ($3,000,000) plus (B) fifty percent (50%) of the Net Proceeds in excess of Three Million Dollars ($3,000,000), if any, up to an aggregate payment to El Dorado of Six Million Dollars ($6,000,000) less any Contingent Contract Payment, Contingent Extension Payment or Contingent Termination Payment. Within ten (10) Business Days following any such closing of a NAC Consulting Sale, Purchaser will deliver to the Seller Parties an Estimated Payment Notice, including a copy of the NAC Consulting Sale transaction agreement(s). Thereafter, the Parties will follow the resolution and payment procedures set forth in Section 2.8(f) and Section 2.8(g).

(iv) Notwithstanding anything to the contrary herein, at any such time that one or more NMMSS Follow-On Contracts with respect to all significant NMMSS Program Services for which one or more NMMSS Contract Solicitations were issued during the Covered Period have been entered into by one or more Persons other than the Subsidiary (or a Person other than another subsidiary of Purchaser teaming with the Subsidiary to secure a NMMSS Follow-On Contract) during the Restricted Sale Period (such time, the “Final NMMSS Award Date”), Purchaser will be entitled to effect a NAC Consulting Sale without any Sale Consent. Upon the closing of such a NAC Consulting Sale pursuant to an agreement or agreements of sale executed by the prospective purchaser or purchasers prior to the expiration of the Restricted Period (unless, between such execution and closing, payments owing to El Dorado pursuant to this Section 2.8 will have reached the Contingent Contract Payment Threshold, whereupon no Contingent Sale Payment will thereafter be payable pursuant to this Section 2.8(e) or otherwise), if the Net Proceeds from such NAC Consulting Sale (A) equal or exceed Six Million Dollars ($6,000,000), then El Dorado will be entitled to a Contingent Sale Payment in an amount calculated in accordance with Section 2.8(e)(iii), or (B) are less than Six Million Dollars ($6,000,000), then El Dorado will be entitled to payment in cash in an amount equal to fifty percent (50%) of the Net Proceeds. Within ten (10) Business Days following any such closing of a NAC Consulting Sale, Purchaser will deliver to the Seller Parties an Estimated Payment Notice, including a copy of the NAC Consulting Sale transaction agreement(s). Thereafter, the Parties will follow the resolution and payment procedures set forth in Section 2.8(f) and Section 2.8(g).

(v) Upon receipt by Purchaser of a Sale Consent, Purchaser will use its reasonable efforts to promptly consummate a NAC Consulting Sale, and, assuming Purchaser is not in breach of its foregoing obligation and subject to Section 2.8(e)(vi), (A) Purchaser will have no obligation to cause the Subsidiary to make any NMMSS Contract Offer, (B) the Seller Parties will cease to have any rights to any payment pursuant to Section 2.8(c) (other than any payment payable at the time such Sale Consent was given), without regard to whether the Subsidiary enters into a NMMSS Follow-On Contract, and (C) in the event that a NAC Consulting Sale is not consummated, the Seller Parties will not be entitled to any payments pursuant to this Section 2.8(e) in respect of such unconsummated sale.

(vi) Notwithstanding anything to the contrary herein, during the Restricted Sale Period, in the event that a Sale Consent is given by the Seller Parties but a NAC Consulting Sale is not consummated, and the Restricted Sale Period has not yet expired upon termination or expiration of the agreement(s) of sale relating to the unconsummated NAC Consulting Sale, (A) the Seller Parties will be entitled to any Contingent Contract Payment otherwise payable pursuant to Section 2.8(c) in connection with any NMMSS Follow-On Contract executed by the Subsidiary and a Requesting Agency in respect of a NMMSS Contract Offer that was pending before such Requesting Agency at the time the Sale Consent was given or that Purchaser made during the Restricted Sale Period at its own election after the Sale Consent was given, and (B) to the extent still practicable, commercially reasonable and responsive to a pending NMMSS Contract Solicitation, and to the extent not prohibited by a Requesting Agency, Purchaser will cause the Subsidiary to make a NMMSS Contract Offer in accordance with the provisions of Section 2.8(b) and any Contingent Contract Payment payable in connection therewith shall be made in accordance with Section 2.8(c); provided that fifty percent (50%) of Purchaser’s Transaction Costs in connection with the unconsummated NAC Consulting Sale shall be deducted from any Contingent Contract Payments payable pursuant to clause (A) and (B) above.

(vii) Upon the making of all payments to El Dorado required by the terms of Section 2.8(e)(iii) or Section 2.8(e)(iv) or in connection with a NAC Sale (a “Contingent Sale Payment”), El Dorado will cease to have any rights to further payments pursuant to this Section 2.8 or to the Escrow Funds, and Purchaser and the Seller Parties will promptly cause the Escrow Funds to be released to Purchaser.

(viii) Upon the request of Purchaser, the Parties will agree in good faith upon terms that will apply in the event that Purchaser desires to sell all of the outstanding Company Shares or Subsidiary Shares or all or substantially all of the assets of the Subsidiary (a “NAC Sale”).

(f) Resolution Procedures.

(i) Within ten (10) Business Days after the Seller Parties’ receipt of an Estimated Payment Notice, the Seller Parties will notify Purchaser in writing of the Seller Parties’ acceptance or rejection of Purchaser’s proposed Contingent Payment. Any Rejection Notice by the Seller Parties must include reasonable detail as to the reasons for such rejection and the Seller Parties’ proposed calculation of the Contingent Payment. If (A) by written notice to Purchaser, the Seller Parties accept the proposed Contingent Payment as set forth in the Estimated Payment Notice, or (B) the Seller Parties fail to deliver any notice of acceptance or rejection of the proposed Contingent Payment within the prescribed ten (10) Business Day period, the determination of the Contingent Payment as set forth in the Estimated Payment Notice will be deemed accepted by the Seller Parties and will be final and binding on the Parties.

(ii) If the Seller Parties deliver a Rejection Notice to Purchaser under Section 2.8(f)(i), the Seller Parties and Purchaser will promptly attempt in good faith to agree upon a Contingent Payment. If the Seller Parties and Purchaser are unable to agree upon a Contingent Payment within thirty (30) days after the date of the Rejection Notice, then the Seller Parties and Purchaser will refer the dispute to Independent Accountants for review and final determination of the Contingent Payment, and, in connection therewith, will submit their final respective proposals for the amount of the disputed Contingent Payment; provided, that the Parties agree that any undisputed portion of a Contingent Payment will be paid to El Dorado in accordance with Section 2.8(g). The Independent Accountants may request of the Seller Parties or Purchaser such documents and information as may be necessary or appropriate for proper determination of the matter, and the Seller Parties and Purchaser will cooperate to promptly satisfy any such request. Any such documents provided to the Independent Accountants shall be provided on a confidential basis and shall be concurrently provided to the other Parties. The Independent Accountants will be instructed by the Seller Parties and Purchaser to select as the Contingent Payment either the amount last proposed by Purchaser or the amount last proposed by the Seller Parties and not any other amount. The determination by the Independent Accountants of the Contingent Payment will be final and binding on the Seller Parties and Purchaser. The reasonable costs and expenses of the Independent Accountants will be paid by the Party whose proposal for the amount of the Contingent Payment is not selected by the Independent Accountants.

(g) Payment of Contingent Payment. Within ten (10) Business Days of the date of the final agreement of the Seller Parties and Purchaser, the final determination by the Independent Accountants or the deemed acceptance by the Seller Parties, as the case may be, with respect to a Contingent Payment or any portion thereof, Purchaser will pay El Dorado, or Purchaser and the Seller Parties will request payment to be made to El Dorado pursuant to the Escrow Agreement of, as applicable, an amount equal to any such Contingent Payment or portion thereof that has not previously been paid pursuant to the other provisions of this Section 2.8. In the event that the Escrow Agreement has terminated, any Contingent Payment or portion thereof otherwise payable hereunder to El Dorado pursuant to the Escrow Agreement will then be paid directly by Purchaser to El Dorado. In the event that a portion of the Escrow Funds has been released to Purchaser and the remaining Escrow Funds are not sufficient to pay any Contingent Payment or portion thereof otherwise payable hereunder to El Dorado pursuant to the Escrow Agreement, then an amount equal to the difference between the Contingent Payment amount and the Escrow Funds will be paid directly by Purchaser to El Dorado.

(h) Existing NMMSS Contract Termination. In the event that the Existing NMMSS Contract is terminated by the DOE prior to September 30, 2005 and, in connection therewith, the Subsidiary receives from the DOE termination payments, then USEC shall pay to El Dorado cash in an amount equal to the amount, if any, by which the amount of such termination payments exceeds the NMMSS Losses, but not more than Six Million Dollars ($6,000,000) (the “Contingent Termination Payment”). Within ten (10) Business Days of the Subsidiary’s receipt of any such termination payment, Purchaser will promptly deliver to the Seller Parties an Estimated Payment Notice. Thereafter, the Parties will follow the resolution and payment procedures set forth in Section 2.8(f) and Section 2.8(g). The maximum Contingent Contract Payment payable pursuant to Section 2.8(c), and the maximum Contingent Sale Payment payable pursuant to Section 2.8(e), if any and as applicable, will be reduced by the amount of any Contingent Termination Payment made pursuant to this Section 2.8(h).

(i) Expiration of the Covered Period; Other Release of Escrow Funds.

(i) Upon the expiration of the Covered Period, (A) Purchaser will have no obligation to secure any required consent of the Seller Parties under this Section 2.8, or to submit a NMMSS Contract Offer or otherwise make any further effort to secure any NMMSS Follow-On Contract, (B) the Seller Parties will cease to have any right to any payment pursuant to this Section 2.8 or to the Escrow Funds, other than with respect to any payment owed but unpaid pursuant to this Section 2.8, and (C) if the Escrow Funds have not previously been released to Purchaser, Purchaser and the Seller Parties will promptly cause the Escrow Funds to be released to Purchaser.

(ii) At any time and at its sole discretion, Purchaser may direct that all unpaid Escrow Funds, in an amount not to exceed Six Million Dollars ($6,000,000) less any Contingent Termination Payment, be paid to El Dorado, and the Seller Parties will cooperate in making such direction under the Escrow Agreement. Upon El Dorado’s receipt of such Escrow Funds, Purchaser will have no obligation to secure any required consent of the Seller Parties under this Section 2.8, or to submit a NMMSS Contract Offer or otherwise make any further effort to secure any NMMSS Follow-On Contract, and the Seller Parties will have no further right to any Contingent Payment from Purchaser under this Section 2.8.

(iii) In the event that (A) the Existing NMMSS Contract is terminated by the DOE prior to September 30, 2005, (B) the Subsidiary receives written notification from a Requesting Agency that it is not entitled to respond to a NMMSS Contract Solicitation or the Subsidiary does not qualify to submit a NMMSS Contract Offer pursuant to a NMMSS Contract Solicitation or (C) the Final NMMSS Award Date occurs, then, if the Escrow Funds have not previously been released to Purchaser, upon delivery by Purchaser to the Seller Parties of a written notice indicating that one of the events specified in this Section 2.8(i)(iii) has occurred, Purchaser and the Seller Parties will promptly cause the Escrow Funds to be released to Purchaser.

(iv) Purchaser and the Seller Parties will cause Escrow Funds to be released to Purchaser in connection with the execution of any NMMSS Follow-On Contract by a Requesting Agency and any Person other than the Subsidiary (or a Person teaming with the Subsidiary to secure a NMMSS Follow-On Contract) to the extent that the balance of Escrow Funds as of the date of such execution exceeds the collective economic benefit to the Subsidiary were it to enter into one or more Follow-On Contracts with respect to all NMMSS Program Services not then covered by executed NMMSS Follow-On Contracts (the “Excess Escrow Funds”). Purchaser and the Seller Parties will attempt in good faith to agree upon the amount of the Excess Escrow Funds and cause any such undisputed amount to be promptly released to Purchaser.

(v) Purchaser and the Seller Parties will cause the Escrow Funds to be released to Purchaser if, by September 30, 2005, the Subsidiary and a Requesting Agency have not executed a NMMSS Follow-On Contract and the Existing NMMSS Contract has not been formally extended beyond September 30, 2005.

(vi) In the event that, as of September 30, 2005, the Subsidiary and a Requesting Agency have not executed a NMMSS Follow-On Contract and the Existing NMMSS Contract has been formally extended beyond September 30, 2005 on terms and conditions that, in the reasonable judgment of Purchaser, collectively result in an economic benefit to the Subsidiary that is less favorable to the Subsidiary than if the Existing NMMSS Contract had been formally extended for three (3) years on terms and conditions consistent with the NMMSS Base Contract Terms, then Purchaser and the Seller Parties will cause Escrow Funds to be released to Purchaser in an amount equal to the difference between (A) the collective economic benefit to the Subsidiary anticipated as of the Closing Date if the Existing NMMSS Contract had been formally extended for three (3) years on terms and conditions consistent with the NMMSS Base Contract Terms and (B) the collective economic benefit to the Subsidiary of the actual extension of the Existing NMMSS Contract as of September 30, 2005. Purchaser and the Seller Parties will attempt in good faith to agree upon such amount to be released and cause any such undisputed amount to be promptly released to Purchaser.

(vii) The release of any Escrow Funds to Purchaser pursuant to Section 2.8(i)(iii), Section 2.8(i)(iv), Section 2.8(i)(v) or Section 2.8(i)(vi) will not affect Purchaser’s payment obligations hereunder, other than as provided in the last two sentences of Section 2.8(g).

(j) Maximum Payment. Under no circumstance will the aggregate of all payments payable to El Dorado pursuant to this Section 2.8 (including, but not limited to, Contingent Payments) exceed Six Million Dollars ($6,000,000) plus any Escrow Earnings (as defined below). Notwithstanding anything to the contrary herein, to the extent any payments made to El Dorado pursuant to this Section 2.8 are made out of the Escrow Funds (without giving effect to the penultimate sentence of Section 2.8(g)), on the Termination Date (as defined in the Escrow Agreement), El Dorado will also be entitled to payment from the Escrow Funds of an amount equal to the product of (i) the aggregate net interest or income earned on the Escrow Funds during the term of the Escrow Agreement less any amounts distributed to Purchaser pursuant to the Escrow Agreement to pay Taxes thereon and (ii) a fraction, the numerator of which is the aggregate amount of Escrow Funds otherwise paid or then payable to El Dorado and the denominator of which is Six Million Dollars ($6,000,000) (such product, the “Escrow Earnings”), and Purchaser and the Seller Parties will cause payment of such Escrow Earnings to be made pursuant to the Escrow Agreement.

(k) Information. Upon the written request of a Party, the other Parties will promptly provide such requesting Party with any information reasonably required to verify the determination of, or otherwise to calculate, any proposed Contingent Payment amount. In addition, from time to time, Purchaser will provide the Seller Parties with such additional information regarding the Existing NMMSS Contract, any NMMSS Follow-On Contract (including the bidding process therefor), NAC Consulting, and the status of any prospective or pending NAC Consulting Sale or NAC Sale as the Seller Parties may reasonably request.

(l) Good Faith Efforts. The Parties will use their respective good faith efforts to carry out their respective obligations under this Section 2.8.

8.	Section 6.2 of the Agreement is hereby amended by deleting the word “and” at the end of Section 6.2(a), by replacing the period at the end of Section 6.2(b) with a semicolon and the word “and,” and by adding a new Section 6.2(c) as follows:

(c) Without limiting the foregoing, to the extent required, the Parties will, as promptly as practicable, use reasonable efforts to obtain, or cause to be obtained, the Interim OCI Waiver, and will coordinate and cooperate with the other Parties in obtaining the Interim OCI Waiver.

9. Section 9.4(c) of the Agreement is hereby amended and restated as follows:

the aggregate Liability of the Seller Parties for all Losses claimed by Purchaser Indemnitees under Section 6.5(a), Section 9.2(a), Section 9.2(b) (other than for breach of the Seller Parties’ obligations under Section 6.10(a)) or Section 9.2(d) will not exceed an amount equal to (i) thirty-five percent (35%) of the Purchase Price, less (ii) the amount of Escrow Funds, if any, released to Purchaser up to Six Million Dollars ($6,000,000), plus (iii) any Escrow Earnings or Contingent Payment paid to the Seller Parties by Purchaser other than from the Escrow Funds; provided, however, that the aggregate liability of the Seller Parties for all Losses claimed by Purchaser Indemnitees as a result of any violation of Section 3.2, Section 4.4, or Section 4.5 will not exceed an amount equal to (i) the Purchase Price, less (ii) the amount of Escrow Funds, if any, released to Purchaser up to Six Million Dollars ($6,000,000), plus (iii) any Escrow Earnings or Contingent Payment paid to the Seller Parties by Purchaser other than from the Escrow Funds; and

10. Section 9.4(d) of the Agreement is hereby amended and restated as follows:

the aggregate liability of Purchaser for all Losses claimed by Seller Indemnitees under Section 9.3(a), Section 9.3(b) (other than for breach of Purchaser’s obligations under Section 6.10(b) or Section 6.13) or Section 9.3(d) will not exceed an amount equal to (i) thirty-five percent (35%) of the Purchase Price, less (ii) the amount of Escrow Funds, if any, released to Purchaser up to Six Million Dollars ($6,000,000), plus (iii) any Escrow Earnings or Contingent Payment paid to the Seller Parties by Purchaser other than from the Escrow Funds; provided, however, that the aggregate liability of Purchaser for all Losses claimed by Seller Indemnitees as a result of any violation of Section 5.2 will not exceed an amount equal to (i) the Purchase Price, less (ii) the amount of Escrow Funds, if any, released to Purchaser up to Six Million Dollars ($6,000,000), plus (iii) any Escrow Earnings or Contingent Payment paid to the Seller Parties by Purchaser other than from the Escrow Funds.

11.	The Agreement is hereby amended by adding Schedule 2.8(b) in the form set forth in Attachment 1 hereto, and Schedule 2.8(c)(ii) in the form attached as Attachment 2 hereto, to the Schedules to the Purchase Agreement.

12.	Notwithstanding anything in this Amendment or the Purchase Agreement to the contrary, if any Party refuses or fails to perform its obligations under this Amendment or the Escrow Agreement, in addition to any other remedy which may be available to the other Party at law or in equity, such other Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such Party will be entitled to seek in any court of competent jurisdiction. Further, a Party shall be reimbursed by the other Parties for its reasonable attorneys’ fees incurred in connection with successfully enforcing its rights under this Amendment and/or under the Escrow Agreement.

13.	Except where inconsistent with the express terms of this Amendment, all provisions of the Agreement as originally entered into will remain in full force and effect.

14.	This Amendment (including the Attachments hereto), taken together with the Agreement and the Escrow Agreement, constitutes the entire and complete agreement between the Parties with respect to the subject matter hereof and supercedes all prior agreements, commitments, communications, representations and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

15.	This Amendment will be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

16.	This Amendment may be executed in several counterparts and delivered in original form or by electronic facsimile, each of which will be deemed an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

PINNACLE WEST CAPITAL CORPORATION

By:
/s/ Donald E. Brandt

Name: Donald E. Brandt Title: Executive Vice President and Chief Financial Officer

EL DORADO INVESTMENT COMPANY

By:

/s/ Donald E. Brandt

Name: Donald E. Brandt

Title: Treasurer

USEC INC.

By:

/s/ Ellen C. Wolf

Name: Ellen C. Wolf Title: Senior Vice President and Chief Financial Officer